Exhibit 99.5

[FORM OF BROKER LETTER TO CLIENTS]

To Our Clients:

We are sending this letter because we hold shares of Peoples Community Bancorp, Inc. common stock for you. Peoples Community Bancorp, Inc. is raising capital through an offering of additional shares of common stock. Existing shareholders have a priority right to purchase all of the shares being offered. Before making an investment decision, please review the enclosed Prospectus, which describes Peoples Community Bancorp, Inc. and the offering. You will find answers to some questions you may have about the offering beginning on page [3] of the Prospectus.

As a shareholder of Peoples Community Bancorp, Inc. as of January    , 2004, you have received one non-transferable subscription right for every two shares of Peoples Community Bancorp, Inc. common stock carried by us in your account as of that date. Each subscription right that you have received entitles you to purchase one share of common stock at $        per share in the rights offering. In addition, if you exercise all of your subscription rights, you may elect, pursuant to the Oversubscription Privilege, to subscribe for any number of additional shares in the rights offering at the same price, subject to availability of shares and subject to proration. No person is permitted to purchase shares of Peoples Community Bancorp’s common stock in the offering which, when added to current holdings, would exceed 9.9% of the total number of Peoples Community Bancorp’s outstanding shares after the offering. No commission will be charged to subscribers in the Rights Offering. Certain members of the general public may purchase any shares of common stock unsubscribed for by shareholders in the rights offering.

Only we, as registered holder of the subscription rights, may exercise subscription rights on your behalf. Accordingly, we request your instructions if you wish to subscribe for any shares to which you are entitled pursuant to the terms and conditions set forth in the Prospectus. If you wish to subscribe, complete and submit to us the enclosed Beneficial Owner Election Form. Payment for your subscription will be deducted from the account(s) indicated by you on the Beneficial Owner Election Form. If insufficient funds are currently in the account(s), you must deposit sufficient funds. That deposit should be made in funds that are “available” at the time you deliver the Beneficial Owner Election Form to us. Under the terms of the rights offering, subscriptions may not be revoked.

THE RIGHTS OFFERING, AND YOUR SUBSCRIPTION RIGHTS, WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON               , 2004. IF WE DO NOT RECEIVE YOUR INSTRUCTIONS ON A TIMELY BASIS, WE WILL NOT EXERCISE YOUR RIGHTS AND YOUR RIGHTS WILL EXPIRE WITHOUT VALUE. IF YOU HAVE QUESTIONS ABOUT EXERCISING YOUR RIGHTS, CONTACT YOUR ACCOUNT REPRESENTATIVE. QUESTIONS ABOUT PEOPLES COMMUNITY BANCORP, INC. OR THE RIGHTS OFFERING MAY BE DIRECTED TO THE INFORMATION AGENT, KEEFE, BRUYETTE & WOODS, INC., TOLL FREE AT (877) 798-6520, MONDAY THROUGH FRIDAY,  :00 A.M. TO   :00 P.M. EASTERN TIME.

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.